Exhibit 99.1

Investor Contacts:
Jeffrey Goldberger / Garth Russell
KCSA Strategic Communications
   jgoldberger@kcsa.com / grussell@kcsa.com
(212)-896-1249 / (212)-896-1250

Vapor Corp. Reports Third Quarter 2014 Results

DANIA BEACH, Fla – (November 14, 2014) – Vapor Corp. (NASDAQCM: VPCO; “Vapor”, the “Company”), a U.S.-based electronic cigarette and vaporizer company whose brands include emagine vaporTM, Krave®, VaporX®, Hookah Stix®, Alternacig®, and Fifty-One®, today announced its financial and operating results for the third quarter and nine months ended September 30, 2014 along with other recent Company highlights.

Recent Company Highlights:
●	On November 6, 2014, executed a binding term sheet to enter into a merger with Vaporin, Inc. (as discussed below),
●
On November 14, 2014, completion of the private sale of $1.25 million of convertible notes and common stock purchase warrants to accredited investors as contemplated by the binding term sheet for the proposed merger with Vaporin, Inc. (as discussed below),

●	During the 2014 third quarter, entered into a total of nine (9) real estate leases for eight (8) emagine vapor™ retail kiosks and one (1) retail store, and
●	Since November 1, 2014, opened initial six (6) emagine vapor™ retail kiosks in malls in Maryland, New Jersey and Texas.

The Company will not host a conference call to discuss its financial and operating results for the third quarter and nine months ended September 30, 2014 because of the proposed merger with Vaporin, Inc.

Results of Operations for the Three Months Ended September 30, 2014

Net sales for the quarter ended September 30, 2014 were approximately $2.7 million compared with approximately $6.4 million during the same quarter last year.

Cost of goods sold in the third quarter of 2014 decreased 48.3% to approximately $2.0 million, compared with approximately $3.9 million for the same quarter in the previous year, primarily due to the decrease in sales, change in product mix to higher vaporizer and e-liquid sales, which have higher gross margins than the Company’s e-cigarettes and an increase in sales incentives to assist customers in selling off certain product lines.  As customers complete the migration to vaporizers, tanks and open vaporizer systems, the Company expects sales incentives to decrease.

Gross margins in the third quarter of 2014 decreased to 24.2% from 38.9%, year-over-year, primarily as a result of an increase in sales incentives and the change in the product mix. Gross margins were relatively flat at 24.2% for the third quarter compared to 25.3% for the second quarter of 2014.

Selling, general and administrative expenses for the quarter ended September 30, 2014 increased by approximately 56% to approximately $2.6 million, compared with approximately $1.7 million from the same quarter in the prior year.  The increase was primarily attributable to non-cash stock compensation expenses attributable to the consulting agreement with Knight Global Services, professional fees due to implementing the corporate actions the Company agreed to take in connection with the private placement of common stock completed in October 2013, including registering the shares for resale with the Securities and Exchange Commission and uplisting to the NASDAQ Capital Market, plus costs incurred in connection with the initiation and termination of the previously contemplated acquisition of International Vapor Group, Inc.’s online, wholesale and retail operations, and consulting and recruiting fees related to the development of the emagine vapor™ retail kiosk and store distribution channel.

Advertising expenses increased approximately 61% to approximately $0.7 million for the quarter ended September 30, 2014, compared with approximately $0.4 million during the same quarter in 2013 due to increased print advertising campaigns and participation in trade shows, and the initiation of several new marketing campaigns, offset by decreases in Internet advertising and the television direct marketing campaign for the Alternacig® and VaporX® brands and continuation of various other advertising campaigns.

Operating loss for the third quarter was $2.7 million, compared with operating income of $0.4 million for the same quarter in the prior year.

Interest expense for the quarters ended September 30, 2014 and 2013 was $8,107 and $107,867, respectively.

Income tax expense for the quarter ended September 30, 2014 and 2013 was approximately $2.7 million and $4,600, respectively. The increase in the income tax expense directly relates to the Company’s increase in its deferred tax asset valuation allowance at September 30, 2014, mainly resulting from the net operating losses generated in the first nine months of 2014.

Net loss for the quarter ended September 30, 2014 was approximately $4.8 million compared with net income of approximately $281,000 for the quarter ended September 30, 2013.

At September 30, 2014, the Company had cash of approximately $1.7 million compared to approximately $6.6 million at December 31, 2013, a decrease of approximately $4.9 million.

Results of Operations for the Nine Months Ended September 30, 2014

Net sales for the nine months ended September 30, 2014 decreased approximately 28.5% to approximately $13.5 million compared with approximately $19.0 million during the same period last year.  The decrease in sales is primarily attributable to decreased sales of television direct marketing campaign for Alternacig® and VaporX® branded campaigns, a decrease in sales from on-line stores, distributor inventory build leveling off and continued pipeline load in the e-cigarette category in 2013, and the increasing prevalence of vaporizers, tanks and open system vapor products that are marginalizing the e-cigarette category. Sales were also negatively impacted by new national competitors’ launches of their own branded products during the second quarter of 2014.

Cost of goods sold in the nine months ended September 30, 2014 decreased approximately 8.3% to approximately $10.4 million, compared with approximately $11.3 million for the same period in the previous year. The decrease is primarily due to the decrease in sales, change in product mix to higher vaporizer and e-liquid sales, which have higher gross margins than the Company’s e-cigarettes, an inventory provision of approximately $0.4 million to reduce the carrying value of certain products as the Company transitioned to new product packaging and an increase in sales incentives to assist customers in selling off certain product lines.  As customers complete the migration to vaporizers, tanks and open vaporizer systems, the Company expectss sales incentives to decrease.

Gross margins decreased to 23.2% in the nine months ended September 30, 2014, compared with 40.1% for the same period in 2013, which is primarily due to the inventory provision, increase in sales incentives and the change in the product mix.

Selling, general and administrative expenses for the nine months ended September 30, 2014 increased by approximately 61.8% to approximately $7.8 million, compared with approximately $4.8 million, from the same period in the prior year.  The increase is primarily attributable to increases in non-cash stock compensation expense primarily attributable to the consulting agreement with Knight Global Services, professional fees due to implementing the corporate actions the Company agreed to take in connection with the private placement of common stock completed in October 2013, including registering the shares for resale with the SEC, reincorporating to the State of Delaware from the State of Nevada, effecting the reverse stock split of common stock and uplisting to the NASDAQ Capital Market, plus costs incurred in connection with the initiation and termination of the previously contemplated acquisition of International Vapor Group, Inc.’s online, wholesale and retail operations, and consulting and recruiting fees related to the development of the emagine vapor™ retail kiosk and store distribution channel.

Advertising expenses decreased approximately 15.7% to approximately $1.8 million for the nine months ended September 30, 2014, compared with approximately $2.2 million during the same period in 2013 due to a decrease in Internet advertising and television direct marketing campaign for Alternacig® brand, increased print advertising programs, participation at trade shows, initiation of several new marketing campaigns in which the Company sponsored several music concerts and continuation of various other advertising campaigns.

Operating loss for the nine months ended September 30, 2014 was approximately $6.5 million, compared with operating income of approximately $0.6 million for the same period in the prior year.

Interest expense for the nine months ended September 30, 2014 and 2013 was $65,723 and $251,276, respectively.

Income tax expense for the nine months ended September 30, 2014 and 2013 was $767,333 and $13,770, respectively. The increase in the income tax expense directly relates to the Company’s increase in its deferred tax asset valuation allowance at September 30, 2014, mainly resulting from the net operating losses generated in the first nine months of 2014.

Net loss for the nine months ended September 30, 2014 was approximately $7.3 million compared with net income of approximately $0.3 million for the same period in 2013, as a result of the items discussed above.

Proposed Merger with Vaporin, Inc.

As previously announced, on November 6, 2014, the Company executed a binding term sheet (“Term Sheet”) to enter into a merger with Vaporin, Inc. (“Vaporin”), a company whose primary focus is in vaporizers and eliquids.

The Term Sheet contemplates a proposed merger with Vaporin, which will be structured with Vapor as the surviving party in the transaction. As consideration for the merger, the Term Sheet provides that the stockholders of Vaporin would be entitled to receive the number of shares of the Company’s common stock such that the former Vaporin stockholders would collectively own 45.0% of the issued and outstanding shares of common stock of the combined company following consummation of the merger, subject to any adjustments to the exchange ratio which would be necessary to permit the respective financial advisers of both the Company and Vaporin to make the determination that the merger consideration is fair from a financial perspective.

The Term Sheet further contemplates, in connection with the proposed merger, a series of financing transactions. The first financing, which closed on November 14, 2014, consisted of $1.25 million of convertible notes and common stock purchase warrants sold by the Company to institutional and individual accredited investors (the “First Financing”). Pursuant to the Term Sheet, a second equity financing of up to $3.5 million is expected to close contingent on the closing of the merger with Vaporin. The Term Sheet also contemplates that the Company may receive up to a total of $25.0 million in additional equity investments subject to financial covenants and performance-based metrics still to be negotiated and documented in the final definitive agreements.

The Company believes the potential financings, if consummated, would allow the Company to continue to execute its strategy to attempt to capture an increased share of the rapidly expanding vaporizer market.

By signing the Term Sheet, the parties have agreed to negotiate in good faith and to execute definitive agreements as soon as possible, but in any event prior to December 21, 2014, and to otherwise use best efforts to consummate the transactions contemplated by the Term Sheet on an expedited basis. The parties are currently in the process of negotiating such definitive agreements, which are subject to approval of each party’s board of directors. The proposed merger and financings remain subject to receipt of fairness opinions, due diligence, stockholder votes, and other customary closing conditions.

Additional information about the Term Sheet is set forth in the Company’s Current Report on Form 8-K dated November 6, 2014, as filed with the Securities and Commission on November 6, 2014.

Additional information about the First Financing will be set forth in a Current Report on Form 8-K that the Company expects to file with the Securities and Exchange Commission on or before November 17, 2014.

About Vapor Corp.
Vapor Corp., a NASDAQ listed company, is a U.S. based electronic cigarette and vaporizer company, whose brands include emagine vaporTM, Krave®, VaporX®, Hookah Stix®, Alternacig® and Fifty-One®.  We also design and develop private label brands for some of our distribution customers. “Electronic cigarettes” or “e-cigarettes,” and “Vaporizers,” are battery-powered products that enable users to inhale nicotine vapor without smoke, tar, ash or carbon monoxide. Vapor’s electronic cigarettes, vaporizers and accessories are available at Company owned retail kiosks, online, through direct response to our television advertisements and through retail locations throughout the United States. For more information on Vapor Corp. and its e-cigarette and vaporizer brands, please visit us at www.vapor-corp.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to those regarding the proposed merger and proposed financing.  Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions.  These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms.  Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ from those contemplated by such forward-looking statements include, but are not limited to, the following: failure to enter into a definitive merger agreement for the proposed merger; failure to enter into the second and third financing transactions in connection with the proposed merger, reaction to the proposed merger of Vapor’s customers and employees; the diversion of management’s time on issues relating to the merger; the inability to realize expected cost savings and synergies from the merger of Vapor with Vaporin in the amounts or in the timeframe anticipated; Vapor’s operations and its ability to successfully execute its current business strategy changes in the estimate of non-recurring charges; costs or difficulties relating to integration matters might be greater than expected; changes in the stock price of Vapor or Vaporin prior to closing; material adverse changes in Vaporin’s or Vapor’s operations or earnings; the inability to retain Vapor’s customers and employees; or a decline in the economy, as well as the risk factors set forth in Vapor Form 10-K (and as supplemented by Item 1.A. in Vapor’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014). These forward-looking statements are made as of the date of this press release, and Vapor assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Additional Information and Where to Find It
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger and upon the execution of a definitive merger agreement, Vapor intends to file a Registration Statement on Form S-4 that will include a joint proxy statement of Vapor and Vaporin and a prospectus of Vapor with the Securities and Exchange Commission (the “Commission”). Both Vapor and Vaporin may file other documents with the Commission regarding the proposed transaction. If a definitive merger agreement is executed by the parties, a definitive joint proxy statement will be mailed to the stockholders of Vapor and Vaporin. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE COMMISSION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the registration statement (when available), including the joint proxy statement/prospectus and other documents containing information about Vapor and Vaporin at the Commission’s website at www.sec.gov. These documents may be accessed and downloaded for free at Vapor’s website at www.vapor-corp.com or by directing a request to Harlan Press, Chief Financial Officer, Vapor Corp., at 3001 Griffin Road, Dania Beach, Florida 33312, telephone (888) 766-5351 or at www.vaporin.com or by directing a request to Jim Martin, Chief Financial Officer, Vaporin, Inc. at 4400 Biscayne Boulevard, Miami, Florida 33137, telephone (305) 576-9298.

Participants in the Solicitation

This communication is not a solicitation of a proxy from any security holder of Vapor or Vaporin. However, Vapor and Vaporin and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from Vapor’s and Vaporin’s stockholders in respect of the proposed merger. Information regarding the directors and executive officers of Vapor may be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “Registrant Form 10-K”), which was filed with the Commission on February 26, 2014, and its Current Report on Form 8-K dated April 25, 2014, as filed with the Commission on April 28, 2014, both of which Reports can be obtained free of charge from Vapor’s website. Information regarding the directors and executive officers of Vaporin may be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “Vaporin Form 10-K”), which was filed with the Commission on March 27, 2014 and can be obtained free of charge from Vaporin’s website. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Joint Proxy Statement/Prospectus and other relevant materials to be filed with the Commission when they become available.

VAPOR CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$1,672,664	$6,570,215
Due from merchant credit card processor, net of reserve for chargebacks of $2,500 and $2,500, respectively	115,894	205,974
Accounts receivable, net of allowance of $125,917 and $256,833, respectively	824,459	1,802,781
Inventories	4,135,522	3,321,898
Prepaid expenses and vendor deposits	1,332,110	1,201,040
Loan receivable	512,207	-
Deferred tax asset, net	-	766,498
TOTAL CURRENT ASSETS	8,592,856	13,868,406

Property and equipment, net of accumulated depreciation of $43,042 and $27,879, respectively	114,593	28,685
Other assets	374,565	65,284

TOTAL ASSETS	$9,082,014	$13,962,375

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,809,577	$1,123,508
Accrued expenses	333,860	420,363
Term loan	1,000,000	478,847
Customer deposits	255,200	182,266
Income taxes payable	3,092	5,807
TOTAL CURRENT LIABILITIES	3,401,729	2,210,791

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued	-	-
Common stock, $.001 par value, 50,000,000 shares authorized, 16,759,411 and 16,214,528 shares issued and 16,509,411 and 16,214,528 outstanding, respectively	16,759	16,214
Additional paid-in capital	14,383,218	13,115,024
Accumulated deficit	(8,719,692)	(1,379,654)
TOTAL STOCKHOLDERS’ EQUITY	5,680,285	11,751,584

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,082,014	$13,962,375

VAPOR CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For The Nine Months Ended September 30,		For The Three Months Ended September 30,
	2014	2013	2014	2013

SALES, NET	$13,547,792	$18,958,196	$2,673,926	$6,411,605
Cost of goods sold	10,400,944	11,346,696	2,026,422	3,916,281
GROSS PROFIT	3,146,848	7,611,500	647,504	2,495,324

EXPENSES:
Selling, general and administrative	7,838,380	4,843,242	2,626,638	1,683,787
Advertising	1,815,450	2,153,491	671,817	418,253
Total operating expenses	9,653,830	6,996,733	3,298,455	2,102,040
Operating (loss) income	(6,506,982)	614,767	(2,650,951)	393,284
Other expense:
Interest expense	65,723	251,276	8,107	107,867
Total other expense	65,723	251,276	8,107	107,867
(LOSS) INCOME BEFORE INCOME TAX EXPENSE	(6,572,705)	363,491	(2,659,058)	285,417
Income tax expense	767,333	13,770	2,177,057	4,590
NET (LOSS) INCOME	$(7,340,038)	$349,721	$(4,836,115)	$280,827
(LOSS) EARNINGS PER SHARE-BASIC and DILUTED	$(0.45)	$0.03	$(0.29)	$0.02
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING-BASIC	16,372,260	12,055,766	16,489,058	12,074,469
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING-DILUTED	16,372,260	12,365,940	16,489,058	12,485,945